Exhibit 99.1

GlassBridge Enterprises, Inc. Announces Effectiveness of Name Change and Reverse Stock Split

OAKDALE, Minn., February 21, 2017 – GlassBridge Enterprises, Inc. (NYSE: GLA) (the “Company”) today announced that its name change from “Imation Corp.” to “GlassBridge Enterprises, Inc.” became effective as of 5:00 p.m. Eastern Time on February 21, 2017 (the “Effective Time”).

The Company also effected the previously announced 1:10 reverse split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.01 per share. Effective as of the Effective Time, every ten (10) shares of the Company’s issued and outstanding common stock or held by the Company in treasury was converted into one (1) share of common stock, without any change in the par value per share. In addition, the number of authorized shares of the Company’s common stock was decreased from 100,000,000 to 10,000,000.

The Company’s common stock is expected to begin trading on a Reverse Stock Split-adjusted basis on the New York Stock Exchange (the “NYSE”) at the opening of trading on February 22, 2017. In connection with the Reverse Stock Split and the Name Change, the Company’s common stock will also begin being traded under a new NYSE symbol, “GLA,” and a new CUSIP number, 377185 103, at such time.

No fractional shares of common stock will be issued in connection with the Reverse Stock Split. If, as a result of the Reverse Stock Split, a stockholder would otherwise hold a fractional share, a stockholder will, in lieu of the issuance of such fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing its pre-split shares or upon conversion of its shares held in book-entry, to receive a cash payment equal to the fraction to which the stockholder would otherwise be entitled, multiplied by $6.66, which is the average closing price per share (as adjusted to give effect to the Reverse Stock Split) on the NYSE on the five (5) consecutive trading days immediately preceding February 17, 2017, without interest.

Wells Fargo Bank, N.A. (“Wells Fargo”), the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split, and will provide instructions to stockholders of record regarding the process for exchanging shares. Wells Fargo will be issuing all of the post-Reverse Stock Split shares through their paperless Direct Registration System (“DRS”), also known as “book entry form.” Eligible book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Stockholders who hold certificated shares will be mailed a letter of transmittal to be completed for the exchange of all of their shares. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

For questions relating to the Reverse Stock Split, stockholders may contact Wells Fargo Shareowner Services by phone at (800) 468-9716. If shares are held by a bank, broker or other nominee, stockholders should contact that institution directly.

About GlassBridge Enterprises, Inc.

GlassBridge Enterprises, Inc. (NYSE: GLA) is a holding company. The Company actively explores a diverse range of new, strategic asset management business opportunities for its portfolio. The Company’s wholly-owned subsidiary, GlassBridge Asset Management, LLC (“GlassBridge”), is an investment advisor focused on technology-driven and quantitative strategies. The Company’s partially-owned subsidiary, Nexsan Corporation, is a global enterprise data storage business. For more information, please visit the Company’s website at www.glassbridge.com.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements with respect to the name change and Reverse Stock Split are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. These factors include, but are not limited to such risks and uncertainties indicated from time to time in filings with the SEC by the Company. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Disclaimers

This press release does not constitute an offer to sell or a solicitation to buy any securities in any private investment vehicle managed by GlassBridge (collectively, the “GlassBridge-Managed Funds”), and may not be relied upon in connection with any offer or sale of securities. Any such offer or solicitation may only be made pursuant to the current Confidential Private Offering Memorandum (or similar document) for any such GlassBridge-Managed Fund, which are provided only to qualified offerees and which should be carefully reviewed prior to investing. GlassBridge is a newly formed entity and the GlassBridge funds are currently in formation state. GlassBridge is not currently registered with the SEC as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, or under similar state laws, and nothing in this press release constitutes investment advice with respect to securities.

Trademarks and Tradenames

This press release includes trademarks and tradenames owned by the Company and its subsidiaries, including “GlassBridge”, “Imation” and “Nexsan”. Solely for convenience, these trademarks or tradenames appear without the ® or ™ symbols, but such references are not intended to indicate in any way that the Company will not assert, to the fullest extent, our rights to use these trademarks and tradenames.

For Further Information

Media – Jonathan Gasthalter/Amanda Klein, Gasthalter & Co., (212) 257-4170, Investors in GlassBridge Enterprises, Inc. – Danny Zheng, Interim CEO, Chief Financial Officer, (651) 704-4311; Prospective Investors in GlassBridge-Managed Funds – Robert Picard, Senior Managing Director, (732) 939-9000